EXHIBIT 3.1

ARTICLES OF INCORPORATION OF

PNM RESOURCES, INC.

AS AMENDED THROUGH JUNE 21, 2006

OFFICE OF THE
PUBLIC REGULATION COMMISSION

CERTIFICATE OF AMENDMENT

OF

PNM RESOURCES, INC.

3314747

The Public Regulation Commission certifies that duplicate originals of the Articles of Amendment attached hereto, duly signed and verified pursuant to the provisions of the
BUSINESS CORPORATION ACT
(53-11-1 to 53-18-12 NMSA 1978)
have been received by it and are found to conform to law.

Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Certificate of Amendment and attaches hereto a duplicate original of the Articles of Amendment.

Dated: JUNE 21, 2006

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/Ben R. Lujan_______________________
Chairman

/s/Ann Echols________________________
Bureau Chief

ARTICLES OF AMENDMENT TO

THE RESTATED ARTICLES OF INCORPORATION

OF

PNM RESOURCES, INC.

Pursuant to the provisions of NMSA 1978, Section 53-13-4 (2001), PNM Resources, Inc. adopts the following Articles of Amendment to its Restated Articles of Incorporation:

I.	The first paragraph of Article VI is amended to read:

“The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12). The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director.”

II.	This amendment was adopted by the shareholders on May 16, 2006.
III.	The number of shares outstanding and entitled to vote on the amendment was 68,786,286.
IV.	The number of shares voting in favor of the amendment was 60,042,704 with 1,713,917 being cast against and 148,018 abstaining.

PNM RESOURCES, INC.

By: /s/ Jeffry E. Sterba___________
   JEFFRY E. STERBA
Chairman, President and Chief
Executive Officer

DATED: May 23, 2006.

OFFICE OF THE
PUBLIC REGULATION COMMISSION

CERTIFICATE OF AMENDMENT

OF

PNM RESOURCES, INC.

3298742

The Public Regulation Commission certifies that duplicate originals of the Articles of Amendment attached hereto, duly signed and verified pursuant to the provisions of the
BUSINESS CORPORATION ACT
(53-11-1 to 53-18-12 NMSA 1978)
have been received by it and are found to conform to law.

Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Certificate of Amendment and attaches hereto a duplicate original of the Articles of Amendment.

Dated: JUNE 27, 2005

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/Ben R. Lujan______________________________
Chairman

/s/Ann Echols________________________________
Bureau Chief

ARTICLES OF AMENDMENT TO

THE RESTATED ARTICLES OF INCORPORATION

OF

PNM RESOURCES, INC.

Pursuant to the provisions of NMSA 1978, Section 53-13-4 (2001), PNM Resources, Inc. adopts the following Articles of Amendment to its Restated Articles of Incorporation:
I. Article IV.C. is amended to read:

“C. Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:

(1)	the serial designation, authorized number of shares and the stated value;

(2)	the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

(3)	the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

(4)	the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;

(5)	any sinking fund provisions for redemption or purchase of shares of any series;

(6)	the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other capital stock, or of other series of Preferred Stock, of the Corporation; and

(7)	the voting rights, if any, for the shares of each series, limited to circumstances when:

(a)	the Corporation fails to pay dividends on the applicable series;

(b)	a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders; and

(c)
a series of Preferred Stock is convertible into Common Stock, in which case the Board of Directors may confer upon the holders of such Preferred Stock, voting as a single class with holders of Common Stock, the same number of votes to which the number of shares of Common Stock into which the shares of Preferred Stock are convertible are entitled on all matters submitted to a vote of holders of Common Stock at a meeting of shareholders other than for the election of directors; provided, however, that the Board may confer the voting rights described in this clause (c) only to the extent that the aggregate amount of Preferred Stock outstanding with such voting rights is convertible to no more than Twelve (12) Million shares of Common Stock.”

II. This amendment was adopted by the shareholders on May 17, 2005.
III. The number of shares outstanding and entitled to vote on the amendment was 60,464,595.
IV. The number of shares voting in favor of the amendment was 38,776,109 with 11,808,944 being cast against and 198,038 votes abstaining.

PNM RESOURCES, INC.

By: /s/ Jeffry E. Sterba___________
JEFFRY E. STERBA
Chairman, President and Chief Executive Officer

DATED: June 20, 2005

RESTATED ARTICLES OF INCORPORATION

OF

PNM RESOURCES, INC.

These Restated Articles of Incorporation are executed in the manner prescribed by the New Mexico Business Corporation Act pursuant to a resolution adopted by the Board of Directors of PNM Resources, Inc. on November 16, 2001. The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the original Articles of Incorporation of PNM Resources, Inc. (formerly named Manzano Corporation) as filed March 3, 2000, as amended on April 12, 2001 and July 13, 2001, and supercede the original Articles of Incorporation and all previous amendments thereto.

ARTICLE I

Name

The name of the Corporation is PNM Resources, Inc.
ARTICLE II

Period of Duration

The period of its duration is perpetual.

ARTICLE III

Purpose

The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful business for which corporations may be incorporated under the laws of the State of New Mexico. The Corporation shall have all the powers that are lawful for a corporation to exercise under New Mexico law.

ARTICLE IV

Authorized Number of Shares

A. Authorized Capital Shares. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Thirty (130) Million shares, of which One Hundred Twenty (120) Million shares shall be Common Stock, no par value, and Ten (10) Million shares shall be Preferred Stock, no par value. Common Stock and Preferred Stock shall be issued for such minimum consideration as authorized by the Board of Directors.
B. Common Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock subject to the following restrictions and qualifications:
(1) Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any available funds, property or shares.
(2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

(3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to the assets.
C. Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:
(1) the serial designation, authorized number of shares and the stated value;
(2) the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;
(3) the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;
(4) the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;

(5) any sinking fund provisions for redemption or purchase of shares of any series;
(6) the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other capital stock, or of other series of Preferred Stock, of the Corporation; and
(7) the voting rights, if any, for the shares of each series, limited to circumstances when:
(a) the Corporation fails to pay dividends on the applicable series; and
(b) when a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders.
D. Preemptive Rights. The holders of Common Stock or Preferred Stock shall not have a preemptive right to acquire authorized but unissued shares, securities convertible into shares or carrying a right to subscribe to or acquire shares, except under such terms and conditions as may be provided by the Board of Directors in its sole judgment.

ARTICLE V

Stock Rights and Options

The Board of Directors in its sole judgment may create and issue rights or options entitling the holders, which may include directors, officers or employees of the Corporation, to purchase from the Corporation shares of any class of stock.

ARTICLE VI

Directors

The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12). The number of directors may be increased or decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director. To the extent and in the manner provided by law, the directors may be classified as to the time for which they severally hold office, in accordance with the Bylaws of the Corporation.
The initial Board of Directors shall consist of seven members, and the names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

Name	Address
John T. Ackerman	165 Sol de Oro Court Corrales, NM 87048
Robert G. Armstrong	2608 North Washington Roswell, NM 88201
Joyce A. Godwin	904 Brazos Place SE Albuquerque, NM 87123
Benjamin F. Montoya	Alvarado Square, MS 2824 Albuquerque, NM 87158
Theodore F. Patlovich	11109 Bobcat NE Albuquerque, NM 87122
Robert M. Price	14579 Grand Ave. S., Suite 100 Burnsville, MN 55306
Jeffry E. Sterba	Alvarado Square, MS 2802 Albuquerque, NM 87158

ARTICLE VII

Limitation on Liability

The liability of the directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under New Mexico law as may be amended from time to time.

ARTICLE VIII

Address of Initial Registered Office and Name of Initial Registered Agent

The address of the Corporation's initial registered office is: Alvarado Square, MS 2822, Albuquerque, NM 87158. The name of the Corporation's initial registered agent at that address is Patrick T. Ortiz.

ARTICLE IX

Incorporator

The name and address of the Incorporator is Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158.
Dated February 18, 2002.

PNM RESOURCES, INC.

By: /s/ Jeffry E. Sterba
Jeffry E. Sterba, Chairman,
President and Chief Executive Officer